Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-141077 on Form S-8 of our report, relating to the consolidated financial statements of McLeodUSA Incorporated and subsidiaries dated March 25, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt of McLeodUSA Incorporated’s ability to continue as a going concern), which report appears in the Current Report on Form 8-K of PAETEC Holding Corp. filed on February 8, 2008.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 8, 2008